Exhibit 10.4

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”), dated as of February 2, 2024, is by and between POST ROAD ADMINISTRATIVE LLC, a Delaware limited liability company, as administrative and collateral agent (in such capacity, together with its successors and assigns, “Post Road”) for the Post Road Lenders (as defined below), and THERMO COMMUNICATIONS FUNDING, LLC, a Delaware limited liability company, as administrative and collateral agent (together with its successors and assigns, “Thermo”), for the AR Lenders (as defined below), and is acknowledged and agreed to by AEGIS VENTURE FUND, LLC, a Florida limited liability company (“Aegis”), an AR Lender, VERVE CLOUD, INC., a Nevada corporation (the “Company”), T3 COMMUNICATIONS, INC., a Florida corporation (“T3FL”), VERVE CLOUD, INC., a Texas Corporation (“VerveTX”), NEXOGY, INC., a Florida corporation (“Nexogy”), and NEXT LEVEL INTERNET, INC., a California corporation (“Next Level”; the Company, T3FL, VerveTX, Nexogy and Next Level being referred to herein individually as an “Obligor” and collectively as the “Obligors”. Post Road and Thermo are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Pursuant to that certain Credit Agreement dated as of November 17, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Post Road Loan Agreement”), by and among the Obligors, Digerati Technologies, Inc., a Nevada corporation (the “Parent”) (as a party solely with respect to the sections applicable thereto), Post Road and the other lenders party thereto (collectively, the “Post Road Lenders”), Post Road and the Post Road Lenders have agreed to make certain loans and financial accommodations to the Company (the “Post Road Loans”).

B. Pursuant to that certain Loan and Security Agreement dated as of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Thermo Loan Agreement”), by and among the Obligors, Thermo, Aegis and the other lenders from time to time party thereto (each an “AR Lender” and collectively, the “AR Lenders”), Thermo and the AR Lenders have or may in the future make a revolving line of credit in the maximum principal amount of Two Million Dollars ($2,000,000) to the Obligors (the “Thermo Loan”).

C. Post Road and Thermo have each filed or may hereafter file financing statements under the UCC (as such term is hereinafter defined) with respect to the assets of the Obligors.

D. Post Road and Thermo desire to agree to the relative priority of their respective Liens on the Collateral (as such terms are hereinafter defined) and certain other rights, priorities and interests.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, it is hereby agreed as follows:

1. Definitions.

1.1 Defined Terms. The following terms shall have the following meanings:

“Account” shall mean a right to payment of a monetary obligation, whether or not earned by performance for services rendered or to be rendered or for a secondary obligation incurred or to be incurred, including but not limited to (a) the third party reimbursable portion of accounts receivable owing to an Obligor (whether billed or unbilled) arising out of the delivery by such Obligor of services and/or the supply of goods related to any of such services, including all rights to reimbursement under any agreements with any account debtor or other Person obligated on any Account, (b) all accounts, general intangibles, rights, remedies, guarantees, and Liens in respect of the foregoing, all rights of enforcement and collection in respect of the foregoing, all books and records evidencing or related to the foregoing, and all rights under the Thermo Loan Agreement in respect of the foregoing, (c) all information and data compiled or derived by the Obligors in respect of such accounts receivable, subject to the confidentiality rights under applicable law and (d) all proceeds of any of the foregoing. The term “Account” includes health-care insurance receivables.

“Accounts Related Collateral” shall mean (i) all accounts, payment intangibles, instruments and other rights to receive payments of the Obligors (including without limitation the Accounts), whether now existing or hereafter arising or acquired, (ii) all related general intangibles (including without limitation, contract rights and intellectual property), chattel paper, documents, supporting obligations, letter of credit rights, commercial tort claims, rights, remedies, guarantees and collateral evidencing, securing or otherwise relating to or associated with the property in subpart (i) above, including without limitation all rights of enforcement and collection, (iii) all lockboxes and deposit accounts into which proceeds of Accounts are deposited, all funds received thereby or deposited therein, any deposit or other account into which such funds are transferred or deposited, and any checks or instruments from time to time representing or evidencing any of the same, (iv) all books and records of the Obligors evidencing or relating to or associated with any of the foregoing, (v) all information and data compiled or derived by the Obligors with respect to any of the foregoing, and (vi) all collections, receipts and other proceeds (cash and noncash) derived from any of the foregoing.

“AR Lender” and “AR Lenders” shall have the meanings given to such terms in the recitals hereto.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Cash Collateral” shall have the meaning given to that term in Section 6.1.

“Collateral” shall mean all assets, property and interests in property, real or personal, now owned or hereafter acquired by any Obligor and wherever located, against which Post Road and/or Thermo has a Lien and the proceeds and products thereof.

“DIP Financing” shall have the meaning given to that term in Section 6.1.

“Enforcement Action” shall mean any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately) Collateral or otherwise exercise or enforce remedial rights with respect to Collateral under the Post Road Loan Documents or the Thermo Loan Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord, bailee or mortgagee consents, if applicable);

(b) solicit bids from third Persons or approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral;

(c) receive a transfer of Collateral in satisfaction of indebtedness or any other obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the Post Road Loan Documents or the Thermo Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral); or

(e) effect the disposition of Collateral by any assignor, grantor or pledgor after the occurrence and during the continuation of a Post Road Default or a Thermo Default, as applicable.

“Excess Thermo Obligations” shall mean:

(a) the portion (if any) of the Thermo Claim that is in excess of the Thermo First Lien Cap Amount (based on the outstanding amount of the Thermo Loan referred to in clauses (x)(i) and (x)(ii) of the definition thereof); and

(b) the portion (if any) of interest on account of the excess portion of the Thermo Loan described in the immediately preceding clause (a).

“Insolvency Proceeding” shall mean (a) any case or proceeding under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or other law affecting creditor’s rights or any similar proceeding seeking any stay, reorganization, arrangements, composition or readjustment of the obligations and indebtedness of any person, (b) any proceedings seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers, (c) any proceedings for liquidation, dissolution or other winding up of the business, or (d) any assignment for the benefit of creditors or any marshalling of assets.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien, security agreement or transfer intended as security including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or financing lease.

“New Post Road Loan Collateral Agent” shall have the meaning given to that term in Section 5.5.

“New Thermo Loan Collateral Agent” shall have the meaning given to that term in Section 5.5.

“Obligors” shall have the meaning given to such term in the recitals hereto.

“other lender” shall mean, (i) with respect to Post Road, Thermo, and (ii) with respect to Thermo, Post Road.

“Payment in Full” or “Paid in Full” shall mean, with respect to the Post Road Claim, the irrevocable termination of the credit commitments under the Post Road Loan Agreement and the payment in full in cash of all of the Post Road Claim, and, with respect to the Thermo Claim, the irrevocable termination of the credit commitments under the Thermo Loan Agreement and the payment in full in cash of all of the Thermo Priority Claim.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, association, governmental authority, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledged Collateral” shall mean the Collateral in the possession or control of Post Road or Thermo (or their respective agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the UCC.

“Post-Petition Interest” shall mean interest, fees, expenses and other charges that, pursuant to the Post Road Loan Documents or the Thermo Loan Documents, as applicable, continue to accrue after the commencement of any Insolvency Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency Proceeding.

“Post Road Claim” shall mean all “Obligations” (as defined in the Post Road Loan Agreement) and include all obligations and liabilities (monetary (including post-petition interest, allowed or not) of any Obligor under the Post Road Loan Documents, all sums loaned and advanced to or for the benefit of any Obligor at any time, including future advances (including the Post Road Loans), any interest thereon and fees (whether or not such interest and fees are permitted in an Insolvency Proceeding), costs of collection or enforcement, including reasonable attorneys’ fees, and any prepayment premiums.

“Post Road Default” shall mean any Event of Default under, and as defined in, the Post Road Loan Credit Agreement.

“Post Road Guarantor” shall mean each of T3FL, VerveTX, Nexogy and Next Level.

“Post Road Lenders” shall have the meaning given to such term in the recitals hereto.

“Post Road Loan Agreement” shall have the meaning given to such term in the recitals hereto.

“Post Road Loan Documents” shall mean the Post Road Loan Agreement, the other Loan Documents (as defined in the Post Road Loan Agreement) and each of the other documents, instruments, warrants and agreements at any time executed and/or delivered by any Obligor or the Parent with, to, or in favor of Post Road from time to time in connection with the Post Road Loan Agreement, as each may be amended, modified, restated, supplemented or replaced from time to time in accordance with the terms thereof and hereof.

“Post Road Loans” shall have the meaning given to such term in the recitals hereto.

“Post Road Senior Collateral” shall mean the Collateral in which Post Road has a senior Lien as described in and provided by Section 2.1.

“Post Road Standstill Notice” shall have the meaning given to that term in the definition of Post Road Standstill Period.

“Post Road Standstill Period” shall mean, following the occurrence and during the continuance of a Post Road Default as a result of which Post Road has demanded the repayment of the Post Road Claim, the period of 75 days commencing on the date Post Road has delivered to Thermo written notice of the existence of such Post Road Default and demand for repayment (a “Post Road Standstill Notice”).

“proceeds” shall mean (a) all “proceeds”, as defined in Article 9 of the UCC, of the Collateral, and (b) whatever is recovered when Collateral is sold, exchanged, collected, or otherwise disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency Proceeding and any payment or property received in an Insolvency Proceeding on account of any “secured claim” (within the meaning of section 506(b) of the Bankruptcy Code or similar Bankruptcy Law).

“Purchase Notice” shall have the meaning given to that term in Section 5.7(a).

“Refinance” shall mean, in respect of any indebtedness, to refinance, renew, extend, defease, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for, such indebtedness in whole or in part, whether with the same or different lenders, arrangers or agents and regardless of whether the principal amount of such refinancing indebtedness is the same, greater than or less than the principal amount of the refinanced indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Post Road Loan Document” shall have the meaning given to that term in Section 5.5.

“Refinancing Thermo Loan Document” shall have the meaning given to that term in Section 5.5.

“Thermo Claim” shall mean all “Indebtedness” of the Obligors to Thermo as defined in the Thermo Loan Agreement, including but not limited to all sums loaned and advanced to or for the benefit of the Obligors at any time (including the Thermo Loan), any interest thereon and fees (whether or not such interest and fees are permitted in an Insolvency Proceeding), any future advances, and any costs of collection or enforcement, including reasonable attorneys’ fees and any prepayment premiums.

“Thermo Default” shall mean any Event of Default under, and as defined in, the Thermo Loan Credit Agreement.

“Thermo First Lien Cap Amount” shall mean, at any time, the product of (x)(i) Two Million Dollars ($2,000,000), minus (ii) the aggregate principal amount of any repayments (including prepayments) of the Thermo Loan (subject to there being a concurrent permanent reduction of the revolving commitment with respect thereto in an amount equal to such repayment) made from and after the date hereof, other than repayments in connection with a Refinancing thereof, multiplied by (y) one hundred twenty percent (120%), plus the costs and expenses of Thermo in connection with any Enforcement Action or Insolvency Proceeding involving Obligor(s) in an amount not to exceed $100,000.00.

“Thermo Loan” shall have the meaning given to such term in the recitals hereto.

“Thermo Loan Agreement” shall have the meaning given to such term in the recitals hereto.

“Thermo Loan Documents” shall mean the Thermo Loan Agreement, the other Loan Documents (as defined in the Thermo Loan Agreement) and each of the other documents, instruments, warrants and agreements at any time executed and/or delivered by any Obligor with, to, or in favor of Thermo from time to time in connection with the Thermo Loan Agreement, as each may be amended, modified, restated, supplemented or replaced from time to time in accordance with the terms thereof and hereof.

“Thermo Priority Claim” shall mean the portion of the Thermo Claim that is equal to the Thermo First Lien Cap Amount (based on the outstanding amount of the Thermo Loan referred to in clauses (x)(i) and (x)(ii) of the definition thereof).

“Thermo Senior Collateral” shall mean the Collateral in which Thermo has a senior Lien as described in and provided by Section 2.1.

“Thermo Standstill Notice” shall have the meaning given to that term in the definition of Thermo Standstill Period.

“Thermo Standstill Period” shall mean, following the occurrence and during the continuance of a Thermo Default as a result of which Thermo has demanded the repayment of the Thermo Claim, the period of 120 days commencing on the date Thermo has delivered to Post Road written notice of the existence of such Thermo Default and demand for repayment (a “Thermo Standstill Notice”).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction, as amended and in effect from time to time.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended; (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision; (iv) all references to Sections shall be construed to refer to Sections of this Agreement; and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 UCC Terms. Capitalized terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined) including: “account,” “account debtor,” “chattel paper,” “commercial tort claim,” “commodities account,” “commodity contract,” “deposit account,” “electronic chattel paper,” “equipment,” “fixture,” “general intangible,” “goods,” “health-care-insurance receivable,” “instruments,” “inventory,” “investment property,” “letter-of- credit right,” “payment intangibles,” “proceeds” (but in any event shall include whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or Disposed of, whether voluntarily or involuntarily), “record,” “securities account,” “security,” “supporting obligation” and “tangible chattel paper.”

2. Lien Priorities.

2.1 Senior Collateral.

(a) Notwithstanding the date, time, manner or order of grant, attachment or perfection of any Liens granted to Post Road and Thermo, and notwithstanding any provisions of the UCC, or any applicable law or decision or the Post Road Loan Documents or the Thermo Loan Documents, or whether either Post Road or Thermo holds possession of all or any part of the Collateral, as between Post Road and Thermo,

(i) Thermo shall have a first and prior Lien on all Accounts Related Collateral of the Obligors (the “Thermo Senior Collateral”), and Post Road shall have a second and subordinate Lien on all Accounts Related Collateral of the Obligors;

(ii) any Lien on the Thermo Senior Collateral securing the Thermo Claim, now or hereafter held by Thermo or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall at all times be senior in all respects and prior to any Lien held by or on behalf of Post Road or any agent or trustee therefor on the Thermo Senior Collateral securing the Post Road Claim;

(iii) any Lien on the Thermo Senior Collateral securing the Post Road Claim, now or hereafter held by or on behalf of Post Road or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall at all times be junior and subordinate in all respects to all Liens on the Thermo Senior Collateral securing the Thermo Claim;

(iv) Post Road shall have a first and prior Lien on all Collateral of the Obligors (other than Accounts Related Collateral) (the “Post Road Senior Collateral”), and Thermo shall have a second and subordinate Lien on all Collateral of the Obligors (other than Accounts Related Collateral);

(v) any Lien on the Post Road Senior Collateral securing the Post Road Claim, now or hereafter held by Post Road or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall at all times be senior in all respects and prior to any Lien held by or on behalf of Thermo or any agent or trustee therefor on the Post Road Senior Collateral securing the Thermo Claim; and

(vi) any Lien on the Post Road Senior Collateral securing the Thermo Claim, now or hereafter held by or on behalf of Thermo or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall at all times be junior and subordinate in all respects to all Liens on the Post Road Senior Collateral securing the Post Road Claim.

(b) The priorities of the Liens provided in Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement, or refinancing of the Post Road Loan Documents and the Post Road Claim or the Thermo Loan Documents and the Thermo Claim, nor by any action or inaction which Post Road or Thermo may take or fail to take in respect of the Collateral.

2.2 Similar Liens and Agreements. The Parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by Post Road or Thermo, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Post Road Senior Collateral and the Thermo Senior Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Post Road Loan Documents and the Thermo Loan Documents; and

(b) that the documents and agreements creating or evidencing the Post Road Senior Collateral and the Thermo Senior Collateral and guarantees for the Post Road Claim and the Thermo Claim shall be in all material respects the same forms of documents (other than with respect to the identities of the secured parties that are parties thereto or secured thereby and other matters contemplated by this Agreement).

2.3 Perfection of Liens. Subject to Section 5.6 hereof, neither Post Road, nor any of the other Post Road Lenders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of Thermo or any of the other AR Lenders, and neither Thermo, nor any of the other AR Lenders, shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of Post Road or any of the other Post Road Lenders. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between Post Road, on the one hand, and Thermo, on the other hand, and such provisions shall not impose on Post Road, the other Post Road Lenders, Thermo, the other AR Lenders, or any agent or trustee of any of the foregoing any obligations in respect of the disposition of proceeds of the Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

2.4 No Debt Subordination. Subject to the provisions of Section 4.1, nothing contained in this Agreement is intended to subordinate any claim for payment by a holder of either the Post Road Claim or the Thermo Claim, so long as such receipt is not the direct or indirect result of the exercise of rights or remedies as a secured creditor or enforcement of any Lien in contravention of this Agreement.

2.5 No New Liens. Until the Post Road Claim is Paid in Full, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, no Obligor shall grant or permit any additional Liens on any asset or property to secure the Thermo Claim unless it has granted or concurrently grants a Lien on such asset or property to secure the Post Road Claim, the parties hereto agreeing that any such Lien shall be subject to Section 2.1. If Thermo shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets or property of any Obligor that are not also subject to the first priority Lien in respect of the Post Road Claim under the Post Road Loan Documents, then Thermo shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such lien for the benefit of Post Road as security for the Post Road Claim (but Thermo shall retain a junior Lien on such Collateral subject to the lien priority and other terms hereof) and shall promptly notify Post Road in writing of the existence of such Lien and in any event take such actions as may be reasonably requested by Post Road to assign such Lien to Post Road as security for the Post Road Claim (provided that Thermo shall retain a junior Lien on such Collateral subject to the lien priority and other terms hereof). To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to Post Road, Thermo agrees that any amounts received by or distributed to it pursuant to, or as a result of, Liens granted in contravention of this Section 2.5 shall be subject to Section 4.2.

3. Remedies and Standstill.

3.1 Restrictions on Exercise of Remedies by Post Road with Respect to Thermo Senior Collateral.

(a) Until the Thermo Claim is Paid in Full, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, Post Road:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Thermo Senior Collateral, including sending notices to the Obligors’ account debtors or depositary banks; provided, however, that Post Road may take an Enforcement Action or otherwise exercise any or all such rights and remedies after the expiration of the Post Road Standstill Period with respect to the Thermo Senior Collateral and may at any time take over any Enforcement Action or other exercise of remedies commenced by Thermo; provided that, notwithstanding anything herein to the contrary, in no event shall Post Road be entitled to take any Enforcement Action or otherwise exercise any such rights and remedies with respect to the Thermo Senior Collateral if, notwithstanding the expiration of the Post Road Standstill Period, Thermo or the other AR Lenders have commenced and are diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Thermo Senior Collateral (with prompt notice of such exercise to be given to Post Road);

(ii) will not contest, protest or object to any Enforcement Action (including any foreclosure proceeding, exercise of control over deposit accounts that hold or receive the Obligors’ Accounts in accordance with deposit account control agreements, or other action brought by Thermo or any of the other AR Lenders) or any other exercise by Thermo or any of the other AR Lenders of any rights and remedies relating to the Thermo Senior Collateral under the Thermo Loan Documents (including Thermo seizing control of the DACA Account (as defined in the Thermo Loan Agreement) in accordance with the terms of the Thermo Loan Documents and any deposit account control agreement by and among the Parties and the depository bank maintaining the deposit accounts into which the Obligors’ Accounts are deposited); and

(iii) subject to their rights under Section 3.1(a)(i), will not object to the forbearance by Thermo or any of the other AR Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Thermo Senior Collateral, in each case so long as any proceeds of the Thermo Senior Collateral received by Thermo are distributed in accordance with Section 4.1 and applicable law.

(b) Until the Thermo Claim is Paid in Full, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, subject to the provisions of Section 3.1(a)(i), Thermo and the other AR Lenders shall have the exclusive right to commence and maintain an Enforcement Action with respect to the Thermo Senior Collateral or otherwise enforce rights, exercise remedies (including setoff, recoupment and the right to credit bid their debt with respect to the Thermo Senior Collateral, provided, however, that Post Road shall have the credit bid rights set forth in Section 3.1(c)(vi)) and, subject to Section 5.1, to make determinations regarding the release or disposition of, or restrictions with respect to, the Thermo Senior Collateral without any consultation with or the consent of Post Road, so long as any proceeds received by Thermo are distributed in accordance with Section 4.1 and applicable law. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Thermo Senior Collateral, Thermo and any other AR Lender may enforce the provisions of the Thermo Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by Thermo to sell or otherwise Dispose of the Thermo Senior Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, Post Road may:

(i) file a claim or statement of interest with respect to the Post Road Claim in any Insolvency Proceeding commenced by or against any Obligor;

(ii) take any action (not adverse to the prior Liens on the Thermo Senior Collateral securing the Thermo Claim, or the rights of Thermo or the other AR Lenders to exercise rights, powers or remedies in respect thereof) in order to create, preserve, perfect or protect its Lien on the Thermo Senior Collateral in accordance with the terms of this Agreement;

(iii) file any necessary responsive or defensive pleading in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of Post Road, including any claim secured by the Thermo Senior Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions with respect to the Post Road Claim and the Thermo Senior Collateral, in each case that are not inconsistent with or in contravention of this Agreement;

(v) exercise any of its rights or remedies with respect to the Thermo Senior Collateral after the expiration of the Post Road Standstill Period to the extent permitted by Section 3.1(a)(i);

(vi) bid for or purchase Thermo Senior Collateral at any public, private or judicial foreclosure upon such Collateral initiated by Thermo, provided, however, that such bid may not include a “credit bid” in respect of the Post Road Claim unless such bid provides for the Payment in Full of the Thermo Claim.

(vii) Post Road, for itself and on behalf of each other Post Road Lender, agrees that it will not take or receive any Thermo Senior Collateral or any proceeds of Thermo Senior Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Thermo Senior Collateral in its capacity as a creditor, unless and until the Thermo Claim is Paid in Full, except in connection with any foreclosure expressly permitted by Section 3.1(a)(i) (to the extent Post Road is permitted to retain the proceeds thereof in accordance with Section 4.1). Without limiting the generality of the foregoing, unless and until the Thermo Claim is Paid in Full, except as expressly provided in Section 3.1(a) and this Section 3.1(c), the sole right of Post Road with respect to the Thermo Senior Collateral is to hold a Lien on the Thermo Senior Collateral pursuant to the Post Road Loan Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Thermo Claim is Paid in Full.

(d) Subject to Sections 3.1(a) and 3.1(c):

(i) Post Road agrees that it will not take any action that would hinder any exercise of remedies under the Thermo Loan Documents with respect to the Thermo Senior Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Thermo Senior Collateral, whether by foreclosure or otherwise;

(ii) Post Road hereby waives any and all rights it may have as a junior lien creditor to object to the manner in which Thermo or any other AR Lender seeks to enforce or collect the Thermo Claim or the Liens securing the Thermo Claim granted in any of the Thermo Senior Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of Thermo or any other AR Lender is adverse to the interest of Post Road; and

(iii) Post Road hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Post Road Loan Documents (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of Thermo or any other AR Lender with respect to the Thermo Senior Collateral as set forth in this Agreement and the Thermo Loan Documents.

(e) Except as specifically set forth in Sections 3.1(a) and 3.1(d), nothing in this Agreement shall prohibit the receipt by Post Road of the required payments of interest and principal owed in respect of the Post Road Claim, so long as such receipt is not the direct or indirect result of any Enforcement Action with respect to the Thermo Senior Collateral (or other exercise of any rights or remedies as a secured creditor) by Post Road or any other enforcement in contravention of this Agreement of any Lien on the Thermo Senior Collateral held by it or as a result of any other violation by Post Road of the express terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies Thermo or any other AR Lender may have against the Obligors with respect to the Thermo Senior Collateral.

3.2 Restrictions on Exercise of Remedies by Thermo with Respect to Post Road Senior Collateral.

(a) Until the Post Road Claim is Paid in Full, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, Thermo and each of the other AR Lenders:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Post Road Senior Collateral; provided, however, that Thermo may take an Enforcement Action or otherwise exercise any or all such rights and remedies with respect to the Post Road Senior Collateral after the expiration of the Thermo Standstill Period (it being understood that if at any time after the delivery of a Thermo Standstill Notice that commences a Thermo Standstill Period, the Thermo Default which gave rise to such Thermo Standstill Period has been waived or cured, Thermo may not take any Enforcement Action or otherwise exercise any rights or remedies with respect to the Post Road Senior Collateral until the expiration of a new Thermo Standstill Period commenced by a new Thermo Standstill Notice relative to the occurrence of a new Thermo Default that was not continuing as of the date of the delivery of the immediately prior Thermo Standstill Notice); notwithstanding anything herein to the contrary, in no event shall Thermo be entitled to take any Enforcement Action or otherwise exercise any such rights and remedies with respect to the Post Road Senior Collateral if, notwithstanding the expiration of the Thermo Standstill Period, Post Road or the other Post Road Lenders have commenced and are diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Post Road Senior Collateral (with prompt notice of such exercise to be given to Thermo);

(ii) will not contest, protest or object to any Enforcement Action (including any foreclosure proceeding or action brought by Post Road or any of the other Post Road Lenders) or any other exercise by Post Road or any of the other Post Road Lenders of any rights and remedies relating to the Post Road Senior Collateral under the Post Road Loan Documents;

(iii) subject to its rights under Section 3.2(a)(i), will not object to the forbearance by Post Road or any of the other Post Road Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Post Road Senior Collateral, in each case so long as any proceeds of the Post Road Senior Collateral received by Post Road are distributed in accordance with Section 4.1 and applicable law.

(b) Until the Post Road Claim is Paid in Full, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, subject to the provisions of Section 3.2(a)(i), Post Road and the other Post Road Lenders shall have the exclusive right to commence and maintain an Enforcement Action with respect to the Post Road Senior Collateral or otherwise enforce rights, exercise remedies (including setoff, recoupment and the right to credit bid their debt with respect to the Post Road Senior Collateral, provided, however, that Thermo shall have the credit bid rights set forth in Section 3.2(c)(vi)) and, subject to Section 5.2, to make determinations regarding the release or disposition of, or restrictions with respect to, the Post Road Senior Collateral without any consultation with or the consent of Thermo, so long as any proceeds received by Post Road are distributed in accordance with Section 4.1 and applicable law. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Post Road Senior Collateral, Post Road and any other Post Road Lender may enforce the provisions of the Post Road Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the Post Road Senior Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, Thermo may:

(i) file a claim or statement of interest with respect to the Thermo Claim in any Insolvency Proceeding commenced by or against the Obligors;

(ii) take any action (not adverse to the prior Liens on the Post Road Senior Collateral securing the Post Road Claim, or the rights of Post Road or the other Post Road Lenders to exercise rights, powers or remedies in respect thereof) in order to create, preserve, perfect or protect its Lien on the Post Road Senior Collateral in accordance with the terms of this Agreement;

(iii) file any necessary responsive or defensive pleading in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of Thermo, including any claim secured by the Post Road Senior Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions with respect to the Thermo Claim and the Post Road Senior Collateral, in each case that are not inconsistent with or in contravention of this Agreement;

(v) exercise any of its rights or remedies with respect to the Post Road Senior Collateral after the expiration of the Thermo Standstill Period to the extent permitted by Section 3.2(a)(i); and

(vi) bid for or purchase Post Road Senior Collateral at any public, private or judicial foreclosure upon such Collateral initiated by Post Road, provided, however, that such bid may not include a “credit bid” in respect of the Thermo Claim unless such bid provides for the Payment in Full of the Post Road Claim.

(vii) Thermo, for itself and on behalf of each other AR Lender, agrees that it will not take or receive any Post Road Senior Collateral or any proceeds of Post Road Senior Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Post Road Senior Collateral in its capacity as a creditor, unless and until the Payment in Full of the Post Road Claim has occurred, except in connection with any foreclosure expressly permitted by Section 3.2(a)(i) (to the extent Thermo is permitted to retain the proceeds thereof in accordance with Section 4.1). Without limiting the generality of the foregoing, unless and until the Payment in Full of the Post Road Claim has occurred, except as expressly provided in Section 3.2(a) and this Section 3.2(c), the sole right of Thermo with respect to the Post Road Senior Collateral is to hold a Lien on the Post Road Senior Collateral pursuant to the Thermo Loan Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after Payment in Full of the Post Road Claim has occurred.

(d) Subject to Sections 3.2(a) and 3.2(c):

(i) Thermo agrees that it will not take any action that would hinder any exercise of remedies under the Post Road Loan Documents with respect to the Post Road Senior Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Post Road Senior Collateral, whether by foreclosure or otherwise;

(ii) Thermo hereby waives any and all rights it may have as a junior lien creditor to object to the manner in which Post Road or any other Post Road Lender seeks to enforce or collect the Post Road Claim or the Liens securing the Post Road Claim granted in any of the Post Road Senior Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of Post Road or any other Post Road Lender is adverse to the interest of Thermo; and

(iii) Thermo hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Thermo Loan Documents (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of Post Road or any other Post Road Lender with respect to the Post Road Senior Collateral as set forth in this Agreement and the Post Road Loan Documents.

(e) Except as specifically set forth in Sections 3.2(a) and 3.2(d), nothing in this Agreement shall prohibit the receipt by Thermo of the required payments of interest and principal owed in respect of the Thermo Claim, so long as such receipt is not the direct or indirect result of any Enforcement Action with respect to the Post Road Senior Collateral (or other exercise of any rights or remedies as a secured creditor) by Thermo or any other enforcement in contravention of this Agreement of any Lien on the Post Road Senior Collateral held by it or as a result of any other violation by Thermo of the express terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies Post Road or any other Post Road Lender may have against any Obligor with respect to the Post Road Senior Collateral.

3.3 Actions upon Breach; Specific Performance.

(a) If Post Road, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Thermo Senior Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebutable presumption and admission by Post Road that relief against Post Road by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to Thermo, it being understood and agreed by Post Road that (i) Thermo’s and the other AR Lenders’ damages from actions of Post Road may at that time be difficult to ascertain and may be irreparable and (ii) Post Road waives any defense that the Obligors, Thermo and/or the other AR Lenders cannot demonstrate damage and/or be made whole by the awarding of damages.

(b) If Thermo, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Post Road Senior Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebuttable presumption and admission by Thermo that relief against Thermo by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to Post Road, it being understood and agreed by Thermo that (i) Post Road’s and the other Post Road Lenders’ damages from actions of Thermo may at that time be difficult to ascertain and may be irreparable and (ii) Thermo waives any defense that the Obligors, Post Road and/or the other Post Road Lenders cannot demonstrate damage and/or be made whole by the awarding of damages.

(c) Each of Thermo and Post Road may demand specific performance of this Agreement. Thermo, for itself and on behalf of each other AR Lender under the Thermo Loan Documents, and Post Road, for itself and on behalf each other Post Road Lender under the Post Road Loan Documents, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Thermo or the other AR Lenders, or Post Road or the other Post Road Lenders, as the case may be. No provision of this Agreement shall constitute or be deemed to constitute a waiver by Thermo (for itself and on behalf of each other AR Lender) or Post Road (for itself and on behalf of each other Post Road Lender) of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

3.4 Access to Information. If Post Road or Thermo takes actual possession of any documentation of the Obligors relating to any Collateral (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of any Party), then upon request of the other lender and reasonable advance written notice, the applicable Party with possession will permit the other lender and its respective agents, representatives and designees to inspect and copy such documentation and to remove copies of such documentation to the extent not also then required by the Party with possession.

3.5 Setoff/Tracing and Priorities in Proceeds.

(a) Post Road acknowledges and agrees that, to the extent it exercises its rights of set-off against any Thermo Senior Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1(a). Thermo acknowledges and agrees that, to the extent it exercises its rights of set-off against any Post Road Senior Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1(a).

(b) Thermo and Post Road agree that prior to the issuance of a notice of an Enforcement Action or the commencement of any Insolvency Proceeding involving any Obligor, any proceeds of Collateral, whether or not deposited under account agreements, used by any Obligor to acquire property constituting Collateral shall not (as between and among the Parties) be treated as proceeds of Collateral for purposes of determining the relative priorities of Thermo and Post Road in the Collateral so acquired.

(c) Notwithstanding anything to the contrary in this Agreement, each of Post Road and Thermo agrees that, after the issuance of a notice of an Enforcement Action or the commencement of any Insolvency Proceeding involving any Obligor, each Party shall cooperate in good faith to identify the proceeds of the Post Road Senior Collateral and the Thermo Senior Collateral, respectively. Each of Post Road and Thermo may request from each other, from time to time, an accounting of the identification of the proceeds of Collateral (and Post Road and Thermo, as the case may be, upon which such request is made shall deliver such accounting (to the extent reasonably available) reasonably promptly after such request is made).

3.6 Marshalling of Assets.

(a) Thermo and each other AR Lender waives, in respect of Post Road, any and all rights under any theory of marshalling or ordering of the disposition of collateral and accordingly, Thermo agrees that Post Road may proceed directly against any Collateral Post Road has a Lien on (subject to the terms of this Agreement) and/or any Post Road Guarantor and any other guarantor of the Post Road Claim in any particular order, and release, surrender, substitute or exchange any Collateral and/or any Post Road Guarantor at any time without affecting the agreements set forth in this Agreement.

(b) Post Road waives, in respect of Thermo, any and all rights under any theory of marshalling or ordering of the disposition of collateral and accordingly, Post Road agrees that Thermo may proceed directly against any Collateral Thermo has a Lien on (subject to the terms of this Agreement) and/or any guarantor of the Thermo Claim in any particular order, and release, surrender, substitute or exchange any Collateral and/or any guarantor at any time without affecting the agreements set forth in this Agreement.

4. Application of Proceeds.

4.1 Application Provisions.

(a) Each of Post Road and Thermo agree as follows: Any Collateral or proceeds received by any Party in connection with any Enforcement Action or other exercise of remedies or in connection with any Insolvency Proceeding involving any Obligor shall be applied:

(i) first, to the payment in full in cash of all costs and expenses of Thermo in connection with such Enforcement Action or Insolvency Proceeding;

(ii) second, to the Thermo Claim until the Payment in Full of the Thermo Claim has occurred;

(iii) third, to the payment in full in cash of costs and expenses of Post Road in connection with such Enforcement Action or Insolvency Proceeding (to the extent Post Road’s Enforcement Action or action in such Insolvency Proceeding was permitted hereunder);

(iv) fourth, to the Post Road Claim until the Payment in Full of the Post Road Claim has occurred; and

(v) fifth, to the payment in cash of the Excess Thermo Obligations until they are paid in full.

(b) Notwithstanding the foregoing, if any Enforcement Action with respect to the Collateral or any Insolvency Proceeding produces non-cash proceeds, then such non-cash proceeds shall be held by whichever Party holds a first lien on such Collateral as additional collateral and, at such time as such non-cash proceeds are monetized, shall be applied in the order of application set forth above. Post Road and Thermo shall not have any duty or obligation to dispose of such non-cash proceeds and may dispose of such non-cash proceeds or continue to hold such non-cash proceeds, in each case, in its discretion; provided, however, once all payments have be satisfied pursuant to Section 4.1(a)(i) and (ii), that any non-cash proceeds of the Post Road Senior Collateral received by Post Road may be distributed by Post Road to the other Post Road Lenders in full or partial satisfaction of the Post Road Claim, and in an amount equal to the fair market value of such non-cash proceeds or as a court of competent jurisdiction may direct pursuant to a final order in an Insolvency Proceeding, including a final order confirming a plan of reorganization in an Insolvency Proceeding.

(c) After the Payment in Full of the Post Road Claim and prior to the occurrence of the Payment in Full of the Excess Thermo Obligations, Post Road shall deliver promptly to Thermo (or its designees) any Post Road Senior Collateral or proceeds of Post Road Senior Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by Thermo to the Thermo Claim in the manner specified in the Thermo Loan Documents.

(d) After the Payment in Full of the Thermo Claim and prior to the occurrence of the Payment in Full of the Post Road Claim, Thermo and each other AR Lender shall deliver promptly to Post Road (or its designees) any Thermo Senior Collateral or proceeds of Thermo Senior Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by Post Road to the Post Road Claim in the manner specified in the Post Road Loan Documents, or as otherwise determined by the Post Road until Payment in Full of the Post Road Claim has occurred. After the Payment in Full of the Post Road Claim and prior to the occurrence of the Payment in Full of the Excess Thermo Obligations, Post Road shall deliver promptly to Thermo (or its designees), any Thermo Senior Collateral or proceeds of Thermo Senior Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by Thermo to the Excess Thermo Obligations in the manner specified in the Thermo Loan Documents, until the Excess Thermo Obligations have been Paid in Full.

(e) Any Collateral or proceeds remaining after (i) the Payment in Full of Thermo Claim, (ii) the Payment in Full of the Post Road Claim and (iii) the Payment in Full in cash of all Excess Thermo Obligations, shall be promptly delivered to the Obligors or as a court of competent jurisdiction may otherwise direct to be applied.

4.2 Payments Over. So long as neither the Payment in Full of the Post Road Claim, nor the Payment in Full of the Thermo Claim, has occurred, any Collateral or proceeds (including insurance proceeds or property or proceeds subject to Liens referred to in the last sentence of Section 5.3(a)(iii)) received by any Party in connection with any Enforcement Action or other exercise of remedies or, in connection with any Insolvency Proceeding, shall be segregated and held in trust for the benefit of, and forthwith paid over to, Post Road or Thermo, in each case in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each of Post Road and Thermo is hereby authorized to make any such endorsements as agent for the other lender, as applicable. This authorization is coupled with an interest and is irrevocable.

5. Release of Collateral; Amendments to Loan Documents and Confirmation of Lien.

5.1 Release of Thermo Senior Collateral.

(a) In the event that Thermo is required pursuant to the terms of the Thermo Loan Documents to release its Liens on any of the Thermo Senior Collateral or in the event that Thermo voluntarily elects to release its Liens on any of the Thermo Senior Collateral in connection with a sale or other disposition of any of the Thermo Senior Collateral by the Obligors in a transaction consented to by Thermo or in connection with any sale or other disposition of Thermo Senior Collateral by Thermo in any Enforcement Action, Post Road shall consent to such sale or other disposition and release its Liens on such Thermo Senior Collateral promptly upon request by Thermo; provided, that the proceeds from the sale are applied to the Thermo Claim to the extent and in the manner set forth in this Agreement and the Thermo Loan Agreement.

(b) Until the occurrence of the Payment in Full of the Thermo Claim, to the extent that Thermo (i) has released any Lien on the Thermo Senior Collateral and any such Liens are later reinstated or (ii) obtains any new Liens on Thermo Senior Collateral, then Post Road, for itself and for the other Post Road Lenders, shall be granted a Lien on any such Thermo Senior Collateral, subject to the lien subordination provisions of this Agreement.

5.2 Release of Post Road Senior Collateral.

(a) If in connection with any Enforcement Action by Post Road (including, for the avoidance of doubt, any disposition of Post Road Senior Collateral by, or on behalf of, any Obligor at any time following the occurrence and during the continuance of a Post Road Default, to the extent Post Road has approved of or consented to such disposition) or any other exercise of Post Road’s remedies in respect of the Post Road Senior Collateral, in each case prior to the Payment in Full of the Post Road Claim, Post Road, for itself or on behalf of any other Post Road Lender, releases any of its Liens on any part of the Post Road Senior Collateral, then the Liens of Thermo and any other AR Lender on such Post Road Senior Collateral shall be automatically, unconditionally and simultaneously released. If in connection with any Enforcement Action or other exercise of rights and remedies by Post Road, in each case prior to the Payment in Full of the Post Road Claim, the equity interests of any Person are foreclosed upon or otherwise disposed of (including, for the avoidance of doubt, in a disposition by, or on behalf of, any Obligor at any time following the occurrence and during the continuance of a Post Road Default, to the extent Post Road has consented to such disposition) and Post Road, for itself or on behalf of any other Post Road Lender, releases its Lien on the property or assets of such Person, then the Liens of Thermo with respect to the property or assets of such Person will be automatically, unconditionally and simultaneously released to the same extent as the Liens of Post Road. Thermo and each other AR Lender shall (i) be deemed to have authorized Post Road to file UCC amendments, releases and terminations covering the Collateral so sold or otherwise disposed of with respect to the UCC financing statements between any Obligor and Thermo, and between any Obligor and another AR Lender, to evidence the foregoing releases and (ii) promptly execute and deliver to Post Road such other termination statements, releases and other documents and confirmation of the authorization to file UCC amendments and terminations provided for herein as Post Road may request to effectively confirm the foregoing releases.

(b) If in connection with any disposition permitted under the terms of the Post Road Loan Documents and the terms of the Thermo Loan Documents (other than in connection with an Enforcement Action or other exercise of the Post Road’s remedies in respect of the Post Road Senior Collateral, which shall be governed by Section 5.2(a), Post Road, for itself or on behalf of the other Post Road Lenders, releases any of its Liens on any part of the Post Road Senior Collateral or releases any subsidiary guarantor from its obligations under its guarantee of the Post Road Claim (other than (i) in connection with, or following, the Payment in Full of the Post Road Claim or (ii) at any time after the occurrence and during the continuance of any Thermo Default), then the Liens of Thermo on such Post Road Senior Collateral shall be automatically, unconditionally and simultaneously released. Thermo and each other AR Lender shall (i) be deemed to have authorized Post Road to file UCC amendments, releases and terminations covering the Collateral so sold or otherwise disposed of with respect to the UCC financing statements between any Obligor and Thermo, or between any Obligor and any other AR Lender, to evidence the foregoing releases and (ii) promptly execute and deliver Post Road or such subsidiary guarantor such other termination statements, releases and other documents and confirmation of the authorization to file UCC amendments and terminations provided for herein as Post Road or such subsidiary guarantor may request to effectively confirm the foregoing releases.

(c) Until the Post Road Claim is Paid in Full, Thermo and each AR Lender hereby irrevocably designates and appoints Post Road and any officer or agent of Post Road, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Thermo and each AR Lender or in Thermo’s and each AR Lender’s own name, from time to time in Post Road’s discretion, for the purpose of carrying out the terms of this Section 5.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.2, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Post Road Claim is Paid in Full.

(d) Until the Post Road Claim is Paid in Full, to the extent that Post Road (i) has released any Lien on the Post Road Senior Collateral or any subsidiary guarantor from its obligations under its guarantee and any such Liens are later reinstated or (ii) obtains any new Liens on Post Road Senior Collateral or guarantees from any subsidiary guarantor, then Thermo shall be granted a Lien on any such Post Road Senior Collateral, subject to the lien subordination provisions of this Agreement, and Thermo shall be granted an additional guarantee, as applicable.

5.3 Amendments to Loan Documents.

(a) The Thermo Loan Documents may be amended, restated, amended and restated, supplemented, extended, otherwise modified or Refinanced from time to time in accordance with their terms without notice to, or the consent of Post Road, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that no such amendment, restatement, amendment and restatement, supplement, extension, modification or Refinance shall, without the prior written consent of Post Road:

(i) contravene any provision of this Agreement;

(ii) provide for, without duplication, a maximum principal amount of indebtedness in the aggregate exceeding Two Million Dollars ($2,000,000) at any one time;

(iii) result in the creation of any Lien in any collateral other than the Liens in existence as of the date of this Agreement pursuant to the Thermo Loan Documents;

(iv) add a revolving loan facility, equipment loan facility, term loan or any additional credit facility or loan other than the Thermo Loan;

(v) increase the “applicable margin”, “applicable rate” or similar interest rate or yield provisions applicable to the Thermo Loan (excluding increases resulting from (A) increases in the underlying reference rate not caused by any amendment, restatement, amendment and restatement, supplement or modification of the Thermo Loan Documents, (B) the accrual of interest at the default rate under the Thermo Loan Documents as in effect on the date hereof);

(vi) extend or shorten (i) the scheduled final maturity date of the Thermo Loan or (ii) a scheduled amortization payment thereunder beyond the final scheduled maturity date of the Thermo Loan;

(vii) modify (or undertake any action having the effect of a modification of) the mandatory prepayment provisions of the Thermo Loan Documents in a manner adverse to Post Road; or

(viii) materially increase the obligations of the Obligors thereunder or confer any additional rights on Thermo and/or any other AR Lender that would be adverse in any material respect to any Obligors thereunder or to Post Road.

(b) The Post Road Loan Documents may be amended, restated, amended and restated, supplemented, extended, or otherwise modified from time to time in accordance with their terms without notice to, or the consent of, Thermo or any other AR Lender, all without affecting the lien subordination or other provisions of this Agreement.

5.4 Confirmation of Lien Priorities in Collateral Documents. Thermo and each AR Lender agrees that the Thermo Loan Documents shall, unless otherwise agreed to by Post Road, include language substantially the same as the following paragraph (or language to similar effect reasonably approved by Post Road):

“Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to Thermo Communications Funding, LLC pursuant to this Agreement and (ii) the exercise of any right or remedy by Thermo Communications Funding, LLC, in its capacity as collateral agent hereunder, or by Aegis Venture Fund, LLC, and the application of proceeds (including insurance proceeds and condemnation proceeds) of any Collateral are subject to the provisions of the Intercreditor Agreement dated as of February 2, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Thermo Communications Funding, LLC, Aegis Venture Fund, LLC, Post Road Administrative LLC, and certain other persons party thereto or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.5 Refinancing.

(a) If, at any time after the repayment the Thermo Claim, or substantially concurrently therewith, the Obligors consummate any Refinancing of any Thermo Loan Document evidencing the Thermo Claim (any such Loan Document, a “Refinancing Thermo Loan Document”), then such repayment of the Thermo Claim shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such repayment), and the obligations under such Refinancing Thermo Loan Document shall automatically be treated as a part of the Thermo Claim for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and Thermo (or the new collateral agent named in therein) under such Refinancing Thermo Loan Document shall be “Thermo” for all purposes of this Agreement. Upon receipt of a notice stating that the Obligors have entered into such Refinancing Thermo Loan Document, which notice shall include the identity of the new collateral agent (the “New Thermo Loan Collateral Agent”), Thermo shall promptly (i) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Obligors or such New Thermo Collateral Agent shall reasonably request in order to provide to the New Thermo Loan Collateral Agent the rights contemplated hereby and (ii) deliver to the New Thermo Loan Collateral Agent all Collateral and all proceeds held by it (and, if applicable in the case of Pledged Collateral, otherwise allow the New Thermo Loan Collateral Agent to obtain control of such Pledged Collateral), together with any necessary endorsements (with any reasonable costs or other expenses incurred in connection with the immediately preceding clauses (i) and (ii) being the exclusive responsibility of the Obligors). The New Thermo Loan Collateral Agent shall agree in a writing addressed to Post Road to be bound by the terms of this Agreement. This Section 5.6(a) shall survive termination of this Agreement.

(b) If, at any time after the repayment the Post Road Claim, or substantially concurrently therewith, the Obligors consummate any Refinancing of any Post Road Loan Document evidencing the Post Road Claim (any such Loan Document, a “Refinancing Post Road Loan Document”), then such repayment of the Post Road Claim shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such repayment), and the obligations under such Refinancing Post Road Loan Document shall automatically be treated as a part of the Post Road Claim for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and Post Road (or the new collateral agent named in therein) under such Refinancing Post Road Loan Document shall be “Post Road” for all purposes of this Agreement. Upon receipt of a notice stating that the Obligors have entered into such Refinancing Post Road Loan Document, which notice shall include the identity of the new collateral agent (the “New Post Road Loan Collateral Agent”), Post Road shall promptly (i) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Obligors or such New Post Road Collateral Agent shall reasonably request in order to provide to the New Post Road Loan Collateral Agent the rights contemplated hereby and (ii) deliver to the New Post Road Loan Collateral Agent all Collateral and all proceeds held by it (and, if applicable in the case of Pledged Collateral, otherwise allow the New Post Road Loan Collateral Agent to obtain control of such Pledged Collateral), together with any necessary endorsements (with any reasonable costs or other expenses incurred in connection with the immediately preceding clauses (i) and (ii) being the exclusive responsibility of the Obligors). The New Post Road Loan Collateral Agent shall agree in a writing addressed to Thermo to be bound by the terms of this Agreement. This Section 5.6(b) shall survive termination of this Agreement.

5.6 Gratuitous Bailee/Gratuitous Agent for Perfection.

(a) Thermo agrees to hold the Pledged Collateral that is part of the Collateral, prior to turning over any such Pledged Collateral constituting Post Road Senior Collateral to Post Road, that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of Post Road and any assignee thereof solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Post Road Loan Documents, subject to the terms and conditions of this Section (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC).

(b) Post Road agrees to hold the Pledged Collateral that is part of the Collateral, prior to turning over any such Pledged Collateral constituting Thermo Senior Collateral to Thermo, that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of Thermo and any assignee thereof solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Thermo Loan Documents, subject to the terms and conditions of this Section (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC).

(c) Except as expressly provided herein, until the Payment in Full of the Thermo Claim, Thermo shall be entitled to deal with any Pledged Collateral constituting Thermo Senior Collateral in accordance with the terms of the Thermo Loan Documents as if the Liens under the Post Road Loan Documents did not exist. Except as expressly provided herein, until the Payment in Full of the Post Road Claim, Post Road shall be entitled to deal with any Pledged Collateral constituting Post Road Senior Collateral in accordance with the terms of the Post Road Loan Documents, as if the Liens under the Thermo Loan Documents did not exist.

(d) Thermo shall not have any obligation whatsoever to Post Road to assure that the Pledged Collateral is genuine or owned by the Obligors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Collateral except as expressly set forth in this Section. The duties or responsibilities of Thermo under this Section shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for Post Road for purposes of perfecting the Liens securing any Post Road Claim. Post Road shall not have any obligation whatsoever to Thermo or any other AR Lender to assure that the Pledged Collateral is genuine or owned by the Obligors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Collateral except as expressly set forth in this Section. The duties or responsibilities of Post Road under this Section shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for Thermo for purposes of perfecting the Liens securing the Thermo Claim.

(e) Thermo shall not have, by reason of any Post Road Loan Documents, this Agreement or any other document, a fiduciary relationship in respect of Post Road or any other Post Road Lender. Post Road and each other Post Road Lenders hereby waive and release Thermo from all claims and liabilities arising pursuant to Thermo’s role as agent and gratuitous bailee and/or gratuitous agent with respect to any Collateral under this Section. Post Road shall not have, by reason of any Thermo Loan Documents, this Agreement or any other document, a fiduciary relationship in respect of Thermo. Thermo hereby waives and releases Post Road from all claims and liabilities arising pursuant to Post Road’s role as agent and gratuitous bailee and/or gratuitous agent with respect to any Collateral under this Section.

(f) After the Payment in Full of the Thermo Claim and prior to the occurrence of the Payment in Full of the Post Road Claim, Thermo and each other AR Lender shall deliver promptly to Post Road the remaining Pledged Collateral (if any) in its possession, together with any necessary endorsements (which endorsements shall be without recourse and without any representation or warranty) and, if applicable, otherwise allow Post Road to obtain control of such Pledged Collateral. After the Payment in Full of the Post Road Claim, if there are any Excess Thermo Obligations outstanding, Post Road shall deliver promptly to Thermo the remaining Pledged Collateral in its possession (if any), together with any necessary endorsements (which endorsements shall be without recourse and without any representation or warranty) and, if applicable, otherwise allow Thermo to obtain control of such Pledged Collateral.

5.7 Post Road Purchase Option.

(a) Without prejudice to the enforcement of remedies by Thermo, following the (i) acceleration of all or any portion of the Thermo Claim or (ii) commencement of any Insolvency Proceeding with respect to the Obligors, then, in either such case, Post Road or any other Post Road Lender (acting in their individual capacity or through one or more affiliates) shall have the right, but not the obligation, upon five (5) Business Days’ advance written notice delivered by Post Road to Thermo (a “Purchase Notice”), to acquire from Thermo and each other AR Lender all (but not less than all) of the right, title, and interest of Thermo and each other AR Lender in and to the Thermo Claim (including unfunded commitments).

(b) On the date specified in the Purchase Notice (which shall not be more than five (5) Business Days after the receipt by Thermo of the Purchase Notice), Thermo and each other AR Lender shall sell to the Post Road Lenders (whether one or more), and the purchasing Post Road Lenders shall purchase from Thermo and the other AR Lenders, the Thermo Claim.

(c) On the date of such purchase and sale, the purchasing Post Road Lenders shall (i) pay to Thermo and the other AR Lenders, as the purchase price therefor, the full amount of the Thermo Claim then outstanding and unpaid (including principal, accrued and unpaid interest at the contract rate, fees, breakage costs, reasonable attorneys’ fees and expenses), and (ii) agree to reimburse Thermo and each other AR Lender for any loss, cost, damage or expense (including reasonable attorneys’ fees and expenses) in connection with any fees, costs or expenses related to any checks or other payments provisionally credited to the Thermo Claim or as to which Thermo and the other AR Lenders have not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Thermo or another AR Lender, as applicable, as Thermo may designate in writing to Post Road for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the purchasing Post Road Lenders to the bank account designated by Thermo are received in such bank account prior to 4:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the purchasing Post Road Lenders to the bank account designated by Thermo are received in such bank account later than 4:00 p.m., New York City time.

5.8 Insurance. Until the Post Road Claim is Paid in Full, Post Road, on behalf of itself and the other Post Road Lenders, shall have the sole and exclusive right, subject to the rights of the Obligors under the Post Road Loan Documents, to adjust settlement for any insurance policy covering the Post Road Senior Collateral in the event of any loss thereunder and to approve any award in connection with an event affecting the Post Road Senior Collateral. Until the Post Road Claim is Paid in Full, and subject to the rights of the Obligors under the Post Road Loan Documents, all proceeds of any such policy and any such award if in respect to the Post Road Senior Collateral shall be paid (i) first to Post Road for application to the Post Road Claim pursuant to the terms of the Post Road Loan Documents, (ii) second, upon Payment in Full of the Post Road Claim, and subject to the rights of the Obligors under the Post Road Loan Documents, to Thermo to the extent required under the Thermo Loan Documents, (iii) third, upon the Payment in Full of the Thermo Claim, to such other person as may be lawfully or contractually entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Post Road Claim is Paid in Full, if Thermo or any other AR Lender shall, at any time, receive any proceeds of any such insurance policy covering Post Road Senior Collateral or any such award or payment in respect of Post Road Senior Collateral in contravention of this Agreement, such AR Lender shall segregate and hold in trust and forthwith pay such proceeds over to Post Road in accordance with the terms of Section 4.2.

6. Insolvency Proceedings.

6.1 Financing and Sale Issues.

(a) Until the Thermo Claim is Paid in Full, if any Obligor becomes subject to any Insolvency Proceeding and Thermo desires to permit the use of cash collateral (as defined in Section 363(a) of the Bankruptcy Code or any similar provision of any Bankruptcy Law, “Cash Collateral”) constituting Thermo Senior Collateral or proceeds thereof or to permit such Obligor or Obligors to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), whether from Thermo, any AR Lender or any other Person, then Post Road, for itself and on behalf of the other Post Road Lenders, agrees that each of the Post Road Lenders (i) will be deemed to have consented to and will not object to such use of Cash Collateral constituting Thermo Senior Collateral or DIP Financing, (ii) will not request or accept adequate protection or any other relief in connection with the use of such Cash Collateral constituting Thermo Senior Collateral or such DIP Financing except as set forth in Section 6.3, and (iii) to the extent the Liens on the Thermo Senior Collateral are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens on the Thermo Senior Collateral to the Liens on the Thermo Senior Collateral securing such DIP Financing; provided that (A)(x) the sum (without duplication) of (i) aggregate principal amount of the DIP Financing, plus the (ii) aggregate principal amount of the Thermo Claim, does not exceed (y) the Thermo First Lien Cap Amount; (B) Post Road retains its Liens with respect to the Thermo Senior Collateral that existed as of the date of the commencement of the applicable Insolvency Proceeding (including proceeds arising after the commencement of such Insolvency Proceeding); (C) any such DIP Financing is otherwise subject to the terms of this Agreement; (D) Post Road shall retain the right to object to any ancillary agreements or arrangements regarding the use of Cash Collateral or the DIP Financing that are materially prejudicial to its interests; (E) Post Road shall have the right to object to any DIP Financing that compels any Obligor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing agreement; and (F) the proposed Cash Collateral order or DIP Financing agreement does not expressly require the sale of all or substantially all of the Collateral prior to a default under such Cash Collateral order or such DIP Financing agreement; provided, however, that if Thermo or any other AR Lender does not offer to provide DIP Financing to the extent permitted under this Section 6.1 on or before the date of the hearing to approve DIP Financing, then one or more of the Post Road Lenders may seek to provide such DIP Financing secured by Liens on the Post Road Senior Collateral senior to or pari passu with the Liens on the Thermo Senior Collateral, provided that any such DIP Financing provided by such Post Road Lender may not “roll-up” or otherwise include or refinance any pre-petition portion of the Post Road Claim.

If, in connection with any use of Cash Collateral constituting Thermo Senior Collateral or DIP Financing, any Liens on the Thermo Senior Collateral securing the Thermo Claim are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out” or fees owed to the United States Trustee, then the Liens on the Thermo Senior Collateral securing the Post Road Claim shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the Thermo Senior Collateral consistent with this Agreement.

(b) Until the Post Road Claim is Paid in Full, if any Obligor becomes subject to any Insolvency Proceeding and Post Road desires to permit the use of Cash Collateral constituting Post Road Senior Collateral or proceeds thereof or to permit such Obligor or Obligors to obtain DIP Financing, whether from one or more of the Post Road Lenders or any other Person, then Thermo, for itself and on behalf of the other AR Lenders, agrees that it and each of the other AR Lenders (i) will be deemed to have consented to and will not object to such use of Cash Collateral constituting Post Road Senior Collateral or DIP Financing, (ii) will not request or accept adequate protection or any other relief in connection with the use of such Cash Collateral constituting Post Road Senior Collateral or such DIP Financing except as set forth in Section 6.3, and (iii) to the extent the Liens on the Post Road Senior Collateral securing the Post Road Claim are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens on the Post Road Senior Collateral to the Liens on the Post Road Senior Collateral securing such DIP Financing; provided that (A) Thermo retains its Liens with respect to the Post Road Senior Collateral that existed as of the date of the commencement of the applicable Insolvency Proceeding (including proceeds arising after the commencement of such Insolvency Proceeding); and (B) any such DIP Financing is otherwise subject to the terms of this Agreement; provided, however, that if one or more of the Post Road Lenders do not offer to provide DIP Financing to the extent permitted under this Section 6.1 on or before the date of the hearing to approve DIP Financing, then Thermo may seek to provide such DIP Financing secured by Liens on the Post Road Senior Collateral senior to or pari passu with the Liens on the Post Road Senior Collateral (and the Post Road Lenders may object thereto), provided that any such DIP Financing provided by Thermo may not “roll-up” or otherwise include or refinance any pre-petition portion of the Thermo Claim.

6.2 Relief from Automatic Stay.

(a) Until the Payment in Full of the Thermo Claim, Post Road, on behalf of itself and each other Post Road Lenders, agrees that none of them shall (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Thermo Senior Collateral, without the prior written consent of Thermo or (ii) oppose (or support any other Person in opposing) any request by Thermo for relief from such stay.

(b) Until the Payment in Full of the Post Road Claim, Thermo, on behalf of itself and each other AR Lenders, agrees that shall not (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Post Road Senior Collateral, without the prior written consent of Post Road or (ii) oppose (or support any other Person in opposing) any request by Post Road for relief from such stay.

6.3 Adequate Protection.

(a) Post Road, for itself and on behalf of each other Post Road Lender, agrees that none of them shall contest, or support any other Person contesting:

(i) any request by Thermo or any other AR Lender for adequate protection under any Bankruptcy Law with respect to Thermo Senior Collateral, or

(ii) any objection made by Thermo or any other AR Lender to any motion, relief, action or proceeding based on Thermo or such other AR Lender claiming a lack of adequate protection with respect to Thermo Senior Collateral.

Notwithstanding the foregoing, in any Insolvency Proceeding, if the AR Lenders (or any one of them) is/are granted adequate protection with respect to Thermo Senior Collateral in the form of additional or replacement collateral and/or a superpriority administrative claim in connection with any DIP Financing or use of Cash Collateral, then Post Road, for itself or on behalf of any Post Road Lender, (A) may seek or request adequate protection in the form of (x) a Lien on such additional or replacement collateral, which Lien shall be subordinated to the Liens securing the Thermo Claim and such DIP Financing or use of Cash Collateral (and all obligations relating thereto) on the same basis as the other Liens on such Thermo Senior Collateral securing the Post Road Claim are so subordinated to the Liens on Thermo Senior Collateral securing the Thermo Claim under this Agreement and/or (y) superpriority claims junior in all respects to the superpriority claims granted to Thermo with respect to Thermo Senior Collateral, as applicable and (B) agrees that Post Road will not seek or request, and will not accept, adequate protection with respect to Thermo Senior Collateral in any other form

(b) Thermo, for itself and on behalf of each other AR Lender, agrees that none of them shall not contest or support any other Person contesting:

(i) any request by Post Road or any other Post Road Lender for adequate protection under any Bankruptcy Law with respect to Post Road Senior Collateral, or

(ii) any objection made by Post Road or any other Post Road Lender to any motion, relief, action or proceeding based on Post Road or such other Post Road Lender claiming lack of adequate protection with respect to Post Road Senior Collateral.

Notwithstanding the foregoing, in any Insolvency Proceeding, if the Post Road Lenders (or any subset thereof) are granted adequate protection with respect to Post Road Senior Collateral in the form of additional or replacement collateral and/or a superpriority administrative claim in connection with any DIP Financing or use of Cash Collateral, then Thermo, for itself or on behalf of any other AR Lender, (A) may seek or request adequate protection in the form of (x) a Lien on such additional or replacement collateral, which Lien shall be subordinated to the Liens securing the Post Road Claim and such DIP Financing or use of Cash Collateral (and all obligations relating thereto) on the same basis as the other Liens on such Post Road Senior Collateral securing the Thermo Claim are so subordinated to the Liens on the Post Road Senior Collateral securing the Post Road Claim under this Agreement and/or (y) superpriority claims junior in all respects to the superpriority claims granted to Post Road with respect to Post Road Senior Collateral, as applicable and (B) agrees that Thermo and each other AR Lender will not seek or request, and will not accept, adequate protection with respect to Post Road Senior Collateral in any other form.

6.4 No Waiver of Lien Priorities.

(a) Nothing contained herein shall prohibit or in any way limit Thermo or any other AR Lender from objecting on any basis in any Insolvency Proceeding or otherwise to any action taken by Post Road or any other Post Road Lender in contravention of the priority of Liens and the other terms, provisions and covenants set forth in this Agreement.

(b) Nothing contained herein shall prohibit or in any way limit Post Road or any other Post Road Lender from objecting on any basis in any Insolvency Proceeding or otherwise to any action taken by Thermo or any other AR Lender in contravention of the priority of Liens and the other terms, provisions and covenants set forth in this Agreement.

6.5 Avoidance Issues.

(a) If Thermo is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount paid in respect of the Thermo Claim (a “Thermo Recovery”), then Thermo shall be entitled to a reinstatement of the Thermo Claim with respect to all such recovered amounts on the date of such Thermo Recovery, and from and after the date of such reinstatement, the Payment in Full of the Thermo Claim (and/or, as applicable, the payment in full of cash (or cash collateralization) of all Excess Thermo Obligations) shall be deemed not to have occurred for all purposes hereunder.

(b) If Post Road is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount paid in respect of the Post Road Claim (a “Post Road Recovery”), then Post Road shall be entitled to a reinstatement of the Post Road Claim with respect to all such recovered amounts on the date of such Post Road Recovery, and from and after the date of such reinstatement, the Payment in Full of the Post Road Claim shall be deemed not to have occurred for all purposes hereunder.

(c) If this Agreement shall have been terminated prior to a Thermo Recovery or a Post Road Recovery (as described in clauses (a) or (b) above), this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.5 shall survive termination of this Agreement.

6.6 Post-Petition Interest.

(a) Neither Post Road, nor any other Post Road Lender, shall oppose or seek to challenge any claim by Thermo or any other AR Lender for allowance in any Insolvency Proceeding of the Thermo Claim of Post-Petition Interest to the extent of the value of the Lien of the Thermo securing the Thermo Claim on the Thermo Senior Collateral or any other Lien of Thermo securing the Thermo Claim on the Thermo Senior Collateral, without regard to the existence of the Liens of Post Road or the other Post Road Lenders on the Thermo Senior Collateral.

(b) Neither Thermo, nor any other AR Lender, shall not oppose or seek to challenge any claim by Post Road or any other Post Road Lender for allowance in any Insolvency Proceeding of the Post Road Claim consisting of Post-Petition Interest to the extent of the value of the Lien of Post Road (on behalf of the Post Road Lenders) on the Post Road Senior Collateral or any Lien securing the Post Road Claim on the Post Road Senior Collateral, without regard to the existence of the Liens of Thermo or the other AR Lenders on the Post Road Senior Collateral.

6.7 Waiver.

(a) Post Road, for itself and on behalf of each other Post Road Lender, waives any claim it may hereafter have against Thermo and any of the other AR Lenders arising out of the election by Thermo or any of the other AR Lenders of the application of Section 1111(b)(2) of the Bankruptcy Code and/or out of any Cash Collateral or DIP Financing arrangement or any grant of a security interest in connection with the Thermo Senior Collateral in any Insolvency Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

(b) Thermo, for itself and on behalf of each other AR Lender, waives any claim it may hereafter have against Post Road and any of the other Post Road Lenders arising out of the election by Post Road or any other Post Road Lender of the application of Section 1111(b)(2) of the Bankruptcy Code and/or out of any Cash Collateral or DIP Financing arrangement or any grant of a security interest in connection with the Post Road Senior Collateral in any Insolvency Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.8 Reorganization Securities. If, in an Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Thermo Claim and on account of the Post Road Claim, then, to the extent the debt obligations distributed on account of the Thermo Claim and on account of t the Post Road Claim are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.9 Separate Grants and Classification. Post Road, for itself and on behalf of each other Post Road Lender, and Thermo, for itself and on behalf of each other AR Lender, acknowledge and agree that (a) the grants of Liens pursuant to the Post Road Loan Documents and the Thermo Loan Documents constitute two separate and distinct grants of Liens, and (b) because of, among other things, their differing rights in the Collateral, the Post Road Claim is fundamentally different from the Thermo Claim and must be separately classified in any plan of reorganization proposed in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of Thermo, any other AR Lender and Post Road in respect of the Collateral constitute only one class of secured claims (rather than separate classes of senior and junior secured claims), then each of Thermo, the other AR Lenders and Post Road hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Parties having a junior lien on such Collateral), (i) Thermo shall be entitled to receive, in addition to amounts distributed to it in respect of principal, pre-petition interest, fees and expenses and any other claims, all amounts owing in respect of Post- Petition Interest relating to the Thermo Claim before any distribution is made in respect of the Post Road Claim held by Post Road with respect to the Thermo Senior Collateral, with Post Road hereby acknowledging and agreeing to turn over to Thermo amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of Post Road, and (ii) Post Road shall be entitled to receive, in addition to amounts distributed to it in respect of principal, pre-petition interest, fees and expenses and any other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the Thermo Claim held by Thermo or any other AR Lender with respect to the Post Road Senior Collateral, with Thermo and each other AR Lender hereby acknowledging and agreeing to turn over to Post Road amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of Thermo).

6.10 Effectiveness in Insolvency Proceeding. This Agreement, which the Parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency Proceeding. All references herein to any Obligor shall include such Obligor as a debtor-in-possession and any receiver or trustee for such Obligor.

6.11 Section 506(c) Claims.

(a) Until the Payment in Full of the Thermo Claim has occurred, Post Road, on behalf of itself and each Post Road Lender, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens on the Thermo Senior Collateral securing the Thermo Claim for costs or expenses of preserving or disposing of any Collateral.

(b) Until the Payment in Full of the Post Road Claim has occurred, Thermo, on behalf of itself and each other AR Lender, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens on the Post Road Senior Collateral securing the Post Road Claim for costs or expenses of preserving or disposing of any Collateral.

7. Miscellaneous.

7.1 Contesting Liens. Post Road, Thermo and each other AR Lender shall not contest the validity, perfection, priority or enforceability of any Lien granted to the other lender. As among Post Road, Thermo and the other AR Lenders, the terms of this Agreement shall govern even if all or part of the Post Road Claim or the Thermo Claim, as the case may be, or the Liens securing payment thereof, are avoided, disallowed, set aside or otherwise invalidated.

7.2 No Benefit to Third Parties. The terms and provisions of this Agreement shall be for the sole benefit of Post Road, the Post Road Lenders, Thermo and the other AR Lenders, and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under or because of this Agreement.

7.3 Independent Credit Investigations. Neither Post Road, Thermo nor any of their respective directors, members, managers, officers, agents or employees shall be responsible to the other lender or to any other Person, for any Obligor’s solvency, financial condition or ability to repay the Post Road Claim or the Thermo Claim, or for statements of any Obligor, oral or written, or for the validity, sufficiency or enforceability of the Post Road Claim or the Thermo Claim, the Post Road Loan Documents, the Thermo Loan Documents, or any Liens granted any Obligor to Post Road or Thermo, as applicable, in connection therewith. Each of Post Road and Thermo has entered into its respective financing agreements with the Obligors based upon its own independent investigation, and makes no warranty or representation to the other lender, nor does it rely upon any representation of the other lender with respect to matters identified or referred to in this Section.

7.4 UCC Notices. In the event that Post Road or Thermo shall be required by the UCC or any other applicable law to give notice to the other lender of intended disposition of Collateral, such notice shall be given in accordance with Section 7.7 and ten (10) days’ notice shall be deemed to be commercially reasonable.

7.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the Parties hereto, but does not otherwise create, and shall not be construed as creating, any rights enforceable any Obligor.

7.6 Notices. Any notice or service of process given, or required to be given, pursuant hereto and in connection herewith shall be in writing and shall be deemed to be properly given:

(a) when personally delivered; (b) the first or second Business Day after the notice is deposited with a nationally recognized overnight courier service with arrangements made for payment of charges for next or second Business Day delivery, respectively; or (c) two (2) Business Days after the date sent by certified mail return receipt requested, in each case addressed to the Party for whom it is intended at its address hereinafter set forth or such address as subsequently provided to all Parties in writing.

If to Post Road:	Post Road Administrative LLC
1 Landmark Square
Suite 2200
Stamford, CT 06901
Attention: Michael Bogdan

With a copy to:	Duane Morris LLP
100 International Drive
Suite 700
Baltimore, MD 21202
Attention: Michael C. Hardy

If to Thermo:	Thermo Communications Funding LLC
101 W. Robert E. Lee Boulevard
New Orleans, LA 70124
Attention: Seth Block

With a copy to:	Leake & Andersson LLP
1100 Poydras Street
Suite 1700
New Orleans, LA 70163
Attention: Jason R. Bonnet, Esq.

If to Obligors:	c/o Verve Cloud, Inc.
825 W. Bitters Street
Suite 104
San Antonio, TX 78216
Attention: Antonio Estrada

With a copy to:	McGuireWoods LLP
Tower Two-Sixty
260 Forbes Avenue
Suite 1800
Pittsburg, PA 15222-3142
Attention: Thomas E. Zahn, Esq.

or to such other address as each Party designates to the other in the manner herein prescribed.

7.7 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANY OTHER LAWS.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE OTHER LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO IN ANY FORUM OTHER THAN THE COURTS OF (i) THE STATE OF NEW YORK IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND (ii) ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 7.7(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.6. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

7.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.9 Agreement Absolute. This Agreement shall be and remain absolute and unconditional under any and all circumstances, and no act or omission on the part of any Party shall affect or impair the agreement of the other Party hereunder. Each of Post Road and Thermo shall be entitled to manage and supervise the obligations of the Obligors to it in accordance with applicable law and practices in effect from time to time without regard to the existence of the other lender, and each of Post Road and Thermo shall have no liability to the other lender for (i) any and all actions which Post Road or Thermo, as applicable, in good faith, takes or omits to take in connection with its credit arrangement with the Obligors that are permitted by this Agreement, including without limitation with respect to the creation, perfection or continuation of Liens in any Collateral, the occurrence of a Post Road Default or a Thermo Default, as applicable, the foreclosure upon, sale, release or depreciation of, or a failure to realize upon, any Collateral and the collection of any indebtedness or of any claim from any account debtor, guarantor (or any other Person), and (ii) any election of the application of Section 1111(b)(2) of the Bankruptcy Code.

7.10 Amendments. Any waiver, permit, consent or approval by Thermo or Post Road of any provision, condition or covenant in this Agreement must be in writing and shall be effective only to the extent it is set forth in writing and as to the specific facts or circumstances covered thereby. Any amendment of this Agreement must be in writing and signed by Post Road and Thermo.

7.11 Terms. This Agreement is a continuing agreement and shall remain in full force and effect until the indefeasible satisfaction in full in cash of all Post Road Claims and Thermo Claims and the termination of the financing arrangements among the Obligors and Post Road, and among the Obligors and the AR Lenders.

7.12 Conflicting Provisions. In the event of a direct conflict between the provisions of this Agreement relating to the application of proceeds of Collateral and the priority of Liens provided for herein, and other similar provisions contained in the Post Road Loan Documents or in the Thermo Loan Documents it is the intention of the parties hereto that both of such provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Agreement shall control and govern.

7.13 Headings; Counterparts; Facsimile Signatures. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof. This Agreement may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic image of a signature page (e.g., a “pdf” or “tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement.

7.14 Entire Agreement. This Agreement is the entire agreement among the Parties regarding the subject matter of this Agreement.

(Signatures Begin on the Following Page)

POST ROAD’S SIGNATURE PAGE TO INTERCREDITOR AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

POST ROAD ADMINISTRATIVE LLC

By:	/s/ Michael Bogdan
Name:	Michael Bogdan
Title:	Authorized Signatory

POST ROAD SPECIAL OPPORTUNITY FUND II LP,
as a Post Road Lender

By:	/s/ Michael Bogdan
Name:	Michael Bogdan
Title:	Authorized Signatory

THERMO’S SIGNATURE PAGE TO INTERCREDITOR AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THERMO COMMUNICATIONS FUNDING, LLC

By:	/s/ Seth Block
Name:	Seth Block
Title:	Executive Vice President

AEGIS ACKNOWLEDGMENT TO INTERCREDITOR AGREEMENT

Aegis hereby acknowledges and agrees to the foregoing terms and provisions set forth herein. By executing this Agreement, Aegis agrees to be bound by the terms hereof as an “AR Lender” and as they relate to the relative rights of Post Road and Thermo as between such Persons.

Dated: February 2, 2024

AEGIS VENTURE FUND, LLC,
a Florida limited liability company, as an AR Lender

	By:	/s/ Michael Fussell
	Name:	Michael Fussell
	Title:	President

ACKNOWLEDGMENT TO INTERCREDITOR AGREEMENT

Each Obligor hereby acknowledges and agrees to the foregoing terms and provisions. By executing this Agreement, the Obligors agree to be bound by the provisions hereof as they relate to the relative rights of Post Road and Thermo as between such Persons. Each Obligor further agrees that the terms of this Agreement shall not give any Obligor any substantive rights vis-à-vis either Post Road or Thermo, or any other Person.

If either Post Road or Thermo shall enforce its rights or remedies in violation of the terms of this Agreement, each Obligor agrees that it shall not use such violation as a defense to the enforcement by Post Road or Thermo under the Post Road Loan Documents and/or the Thermo Lender Loan Documents, nor assert such violation as a counterclaim or basis for set-off or recoupment against either Post Road or Thermo.

Dated: February 2, 2024

VERVE CLOUD, INC.,
a Nevada corporation, as the Company

By:	/s/ Antonio Estrada
Name:	Antonio Estrada
Title:	Chief Financial Officer

T3 COMMUNICATIONS, INC.,
a Florida corporation
VERVE CLOUD, INC.,
a Texas Corporation
NEXOGY, INC.,
a Florida corporation

NEXT LEVEL INTERNET, INC.,
a California corporation

By:	/s/ Antonio Estrada
Name:	Antonio Estrada
Title:	Chief Financial Officer